EXHIBIT 99.1

Golden Phoenix Appoints Capital Market Expert John Di Girolamo to Board of Directors

SPARKS, NV, OCTOBER 21, 2011 – Golden Phoenix Minerals, Inc. (the “Company”) (OTC Bulletin Board: GPXM) is pleased to announce that on October 20th, 2011, its Board of Directors appointed Mr. John Di Girolamo to the Company’s Board, effective immediately.

“The appointment of John Di Girolamo to our Board of Directors provides the Company with significant capital market and senior exchange expertise,” stated Tom Klein, CEO of Golden Phoenix. “John’s 15 years of financial and mining experience can be utilized in assisting our Board as an Independent Director.”

Mr. Di Girolamo brings over a decade of professional experience to the Golden Phoenix Board. He has participated in capital raises in excess of $200 million and has financed junior mining and energy companies throughout North America. He has chaired seminars in partnership with other organizations, including the TSX, educating others on how to take companies in the mining sector public.

Mr. Di Girolamo’s background includes serving as President of Investment Banking for Euroglobal Capital Partners Inc. where he structured going-public transactions, financings, and helped consult with both private and public companies on various exchanges. He was an Investment Advisor for Pope & Company where he was directly responsible for the creation or sourcing of public listings, and the Reverse Take Over (RTO) of private companies with these entities. He is experienced in rehabilitating legacy assets some of which have achieved production within six months of acquisition.

Mr. Klein concluded: “I believe John’s unique skill set provides our Board with the right expertise at the right time as we prepare to advance Golden Phoenix to the next level of development.”

Please visit the Golden Phoenix website at: www.goldenphoenix.us.

About Golden Phoenix:  Golden Phoenix Minerals, Inc. is a Nevada-based mining company whose focus is Royalty Mining in the Americas. Golden Phoenix is committed to delivering shareholder value by identifying, acquiring, developing and joint venturing gold, silver and strategic metal deposits throughout North, South and Central America. Golden Phoenix owns, has an interest in, or has entered into agreements with respect to mineral properties located in the United States, Canada, Panama and Peru including its 30% interest in the Mineral Ridge gold project near Silver Peak, Nevada.

Forward Looking Statements:  Information contained herein regarding optimism related to the business, expanding exploration, development activities and other such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbors created thereby. While Golden Phoenix believes such statements are reasonable, they are based on current expectations, estimates and projections about the Company's business and are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market prices for the Company’s mineral products, domestic and international business and economic conditions, and other risk factors listed in the Company's Securities and Exchange Commission (SEC) filings under “risk factors” and elsewhere. The Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

For More Information Contact:
Robert Ian, Director of Corporate Communications
(702) 983-0469
investor@goldenphoenix.us

Golden Phoenix Minerals, Inc. • 7770 Duneville Street• Las Vegas, NV 89139
Tel: (702) 589-7475• Fax: (775) 853-5010 • www.GoldenPhoenix.us